Exhibit 10.2

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of October 13, 2005 by and among Peco II, Inc., an Ohio corporation (the “Company”), Delta Products Corporation, a California corporation (“Shareholder”), and each of the persons listed on Exhibit A-1 attached hereto (each a “Significant Holder,” and collectively the “Significant Holders”). The Shareholder and the Significant Holders are referred to herein collectively as the “Voting Parties.” This Agreement shall become effective on the Closing Date of the Asset Agreement (as defined below) (the “Effective Date”).

WHEREAS, concurrently herewith, the Company and Shareholder are entering into an Asset Purchase Agreement, dated as of October 13, 2005 (as such agreement may hereafter be amended from time to time, the “Asset Agreement”), a copy of which is attached hereto as Exhibit B, pursuant to which the Company will purchase from Shareholder the Business Assets and assume the Assumed Liabilities (each as defined in the Asset Agreement) in exchange for the issuance to Shareholder of a certain number of shares of the Company’s common stock and a warrant to purchase additional shares of the Company’s common stock.

WHEREAS, as an inducement and a condition to entering into the Asset Agreement, the Company and the Voting Parties have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Asset Agreement.

(b) Other Definitions.

(i) “Vote” shall include any exercise of voting rights whether at an annual or special meeting or in any other manner permitted by applicable law.

(ii) “Company Charter Documents” shall mean the Company’s articles of incorporation and code of regulations as shall be in effect.

(iii) “Class I Director” means those directors of the Company whose term of office expires at the Company’s 2007 annual meeting of shareholders.

(iv) “Class II Director” means those directors of the Company whose term of office expires at the Company’s 2008 annual meeting of shareholders.

(v) “Class III Director” means those directors of the Company whose term of office expires at the Company’s 2006 annual meeting of shareholders.

2. Company Shares. Shareholder and each Selling Holder hereby severally agrees to vote all shares of the Company’s voting securities now or hereafter beneficially owned by such Person (the “Company Shares”) in accordance with the provisions of this Agreement. For purposes of this Agreement, a Person shall be deemed to “beneficially own” or to have acquired “beneficial ownership” of a security if such Person directly or indirectly, through any contract, arrangement, understanding relationship or otherwise, has such ownership, control or power to (i) vote or direct the voting with respect to such security, or (ii) dispose or to direct the disposition of such security. Company Shares beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a “group” as within the meaning of Section 13(d)(3) of the Exchange Act, other than parties to this Agreement. In the event of a stock dividend or distribution, or any change in the Company capital stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Company Shares” shall be deemed to refer to and include the Company Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Company Shares may be changed or exchanged.

3. Company Covenants.

(a) Effective as of the Closing Date, the Company’s board of directors (the “Board”) shall, in compliance with applicable Law and the Company Charter Documents, appoint the Shareholder Designee to fill the existing Class II Director vacancy. The Shareholder Designee shall be designated a Class II Director of the Board.

(b) The Company shall use commercially reasonable efforts to support the election of the Shareholder Designee, and in any event efforts consistent with the Company’s past and current practices regarding the support of other persons standing for election as directors of the Company as part of the Company’s management slate.

4. Election of Board of Directors.

(a) Designation of Directors. The nominees for election to the Company’s Board (each a “Designee”) shall be selected as follows:

(i) For so long as Shareholder, or any of its affiliates (other than the Company), holds Company Shares or the right to acquire Company Shares representing at least 5% of Company’s issued outstanding capital stock, one Designee shall be chosen by the Shareholder, in its sole discretion, provided the Designee shall be reasonably acceptable to the Board (a “Shareholder Designee”), and the Company shall name such individual for election to the Company’s Board as part of the management slate and shall be included in all Company proxy materials relating to the election of directors of the Company.

(ii) The remaining Designees to the Board shall be chosen by the Company’s Board (each a “Company Designee”), and shall be named for election to the Company’s Board as part of the management slate and shall be included in all Company proxy materials relating to the election of directors of the Company.

(b) Current Designees. Subject to Section 4(c), as of the Effective Date, the following individuals are the current Designees:

(i) George J. Dallas, Trygve A. Ivesdal, R. Louis Schneeberger, and Eugene V. Smith are the Company Designees serving as Class I Directors; John G. Heindel, E. Richard Hottenroth and Thomas R. Thomsen are the Company Designees serving as Class II Directors; and James L. Green, Mark R. McBride and Matthew P. Smith are the Company Designees serving as Class III Directors.

(ii) Lanford Liu is the Shareholder Designee and shall serve as a Class II Director.

(c) Changes in Designees.

(i) From time to time during the term of this Agreement, the Company may, in its sole discretion (x) notify Shareholder in writing of an intention to remove from the Board any incumbent Company Designee; or (y) notify Shareholder in writing of an intention to select a new Company Designee to fill a vacancy in any such seat. Any vacancy in a board seat allocated to a Company Designee shall be filled by the Board in accordance with the Company Charter Documents. In the event of such an initiation of a removal or selection of a new Company Designee under this Section 4(c)(i), Shareholder shall vote its shares to cause (A) the removal from the Board of the Company Designee(s) so designated for removal; and (B) the election to the Board of any new Company Designee so nominated.

(ii) From time to time during the term of this Agreement, Shareholder may, in its sole discretion (x) notify the Company in writing of an intention to remove from the Board any incumbent Shareholder Designee; or (y) notify the Company in writing of an intention to select a new Shareholder Designee to fill a vacancy in any such seat. Any vacancy in a board seat allocated to the Shareholder Designee shall be filled only by the Shareholder, in its sole discretion, provided the Shareholder Designee shall be reasonably acceptable to the Board. In the event of such an initiation of a removal or selection of a Shareholder Designee under this Section 4(c)(ii), the Company shall take such reasonable actions as are necessary to facilitate such removals or elections, including, without limitation, calling a special meeting of shareholders and soliciting the votes of the appropriate shareholders, and each Significant Holder shall vote its shares to cause (A) the removal from the Board of the Shareholder Designee so designated for removal; and (B) the election to the Board of any new Shareholder Designee so nominated.

(iii) Shareholder agrees not to bring any proposal before the Company’s shareholders, the intent of which is to remove from the Board without cause a Company Designee. The Company and each Significant Holder severally agrees not to bring any proposal before the Company’s shareholders, the intent of which is to remove from the Board without cause the Shareholder Designee.

(d) Election of Directors.

(i) Each Significant Holder severally agrees to vote all Company Shares (x) at all annual or special meetings of the Company’s shareholders, however called (including any postponement or adjournment thereof), and (y) by any consensual action of shareholders of the Company, in each case, in such a manner as may be necessary to elect (and maintain in office) as a member of the Company’s Board, the Shareholder Designee.

(ii) Shareholder agrees to vote all Company Shares (x) at all annual or special meetings of the Company’s shareholders, however called (including any postponement or adjournment thereof), and (y) by any consensual action of shareholders of the Company, in each case, in such a manner as may be necessary to elect (and maintain in office) as members of the Company’s Board, the Company Designees.

5. Board Observation Rights.

(a) Board Observer. For so long as Shareholder, or any of its affiliates (other than the Company), continues to hold Company Shares or the right to acquire Company Shares representing at least 5% of the Company’s issued outstanding capital stock, Shareholder shall have the right to designate a representative (the “Board Observer”) to attend all meetings of the Board (whether telephonic or otherwise) in a non-voting observer capacity, and the Company shall give the Board Observer copies of all notices, minutes, consents and other materials that it provides to its Directors (the “Materials”); provided, however, that the Board Observer and Shareholder shall agree to hold in confidence and trust all Materials so provided to the same extent as if they were members of the Board; provided, further, that the Board Observer and Shareholder agree to share information gathered from the Materials or to share the Materials only with those directors, officers, employees, agents or representatives of Shareholder on a need-to-know basis.

(b) Initial Board Observer; Change of Board Observer. Shareholder shall appoint Austin Tseng as its initial Board Observer. Shareholder, in its sole discretion, may from time to time change the Board Observer; provided, however, that Shareholder agrees to use commercially reasonable efforts to limit the number of times the Board Observer is changed. Moreover, Shareholder agrees to provide reasonable notice to the Company of a change of its Board Observer prior to the next scheduled meeting of the Board.

(c) Company’s Right to Exclude Board Observer. The Company shall have the right to exclude the Board Observer from any meeting of the Board, or any portion thereof, or to refuse to give the Board Observer access to any Materials, (i) if in the judgment of the Board, the matters to be discussed would impinge the attorney-client privilege, or (iii) a majority of the members of the Board vote to exclude such representative from a meeting, or any portion thereof, or from receiving Materials, or any portion thereof.

(d) Expenses. The Company shall pay all expenses reasonably incurred by either the Shareholder Designee or the Board Observer, but not both, in connection with such Shareholder Designee’s or Board

Observer’s attendance at and participation in any meeting of the Board, including, but not limited to travel expenses, in accordance with the Company’s Human Resources Policy—Business Travel, as may be in effect from time-to-time with respect to members of the Board.

6. Representations, Warranties and Other Covenants of Significant Holders. Each Significant Holder hereby severally and not jointly represents and warrants to the Company and to Shareholder as follows:

(a) Ownership of Company Shares. As of the date hereof, each Significant Holder is the beneficial owner of the number of Company Shares set forth opposite such Significant Holder’s name on Exhibit A-1 hereto (representing all Company Shares beneficially owned by such Significant Holder), which Company Shares are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or any other encumbrances. With respect to each Significant Holder, Exhibit A-1 also sets forth all options, warrants and other derivative securities convertible into or exercisable for shares of Company capital stock held by such Significant Holder as of the date hereof.

(b) Power; Binding Agreement. Each Significant Holder has sole voting power regarding the subject matters of this Agreement with respect to all of his or her Company Shares—except in the cases of shared voting power noted in Exhibit A-1—with no limitations, qualifications or restrictions on such rights. Each Significant Holder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Significant Holder will not violate any agreement or any court order to which such Significant Holder is a party or is subject including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by each Significant Holder.

(c) Quorum. Each Significant Holder further agrees that at any meeting of the Company shareholders, such holder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Company Shares to be counted as present thereat for purposes of establishing a quorum.

(d) Disclosure. Each Significant Holder agrees to permit Company and Shareholder to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Company or Shareholder determines to be necessary, such Significant Holder’s identity and beneficial ownership of Company Shares and the nature of such Significant Holder’s commitments, arrangements and understandings under this Agreement.

(e) Survival. Each Significant Holder severally agrees that the foregoing covenants shall be continuing covenants by such Significant Holder during the term of this Agreement, and such Significant Holder shall use his commercially reasonable efforts to take all actions as shall from time to time be necessary to cure any breach or violation thereof.

7. Representations, Warranties and Other Covenants of Shareholder. Shareholder hereby represents and warrants to the Company, as of the Closing, as follows:

(a) Ownership of Company Shares. Subject to the accuracy of the representations and warranties made by the Company in the Asset Agreement, Shareholder is the beneficial owner of the number of Company Shares set forth opposite Shareholder’s name on Exhibit A-2 hereto (representing all Company Shares beneficially owned by Shareholder), which Company Shares are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or any other encumbrances. Exhibit B also sets forth all warrants and other derivative securities convertible into or exercisable for shares of Company capital stock held by Shareholder.

(b) Power; Binding Agreement. Shareholder has sole voting power regarding the subject matters of this Agreement with respect to all of its Company Shares, with no limitations, qualifications or restrictions on such rights. Shareholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any agreement or any court order to which such Shareholder is a party or is subject including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Shareholder.

(c) Quorum. Shareholder further agrees that at any meeting of the Company shareholders, Shareholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Company Shares to be counted as present thereat for purposes of establishing a quorum.

(d) Disclosure. Shareholder agrees to permit the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company determines to be necessary, such Shareholder’s identity and beneficial ownership of Company Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement.

(e) Survival. Shareholder agrees that the foregoing representations, warranties and covenants shall be continuing representations, warranties and covenants by Shareholder during the term of this Agreement, and Shareholder shall use its commercially reasonable efforts to take all actions as shall from time to time be necessary to cure any breach or violation thereof.

8. Termination. This Agreement shall become effective on the Effective Date and shall terminate upon the earlier of: (i) the written agreement of the Company and Shareholder, (ii) the date Shareholder, or any of its affiliates (other than the Company), no longer holds Company Shares or rights to purchase Company Shares, representing at least 5% of the outstanding voting stock of the Company, (iii) the date Shareholder (alone, or together with any of its affiliates (other than the Company)) holds forty-five percent (45%) or greater of the then issued and outstanding voting capital stock of the Company, and (iv) the consummation of (x) any a tender offer, exchange offer, merger, consolidation or other business combination of the Company the result of which is that the shareholders of the Company (other than Shareholder and its affiliates in the case of a tender offer) immediately preceding such transaction hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction (or any direct or indirect parent or subsidiary thereof), or (y) the sale of all or substantially all of the assets of the Company. Upon the termination of this Agreement, this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto, except (i) that the provisions of this Section 8 and the provisions of Section 9 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional breach thereof. In no event shall the termination of this Agreement require the Shareholder Designee to resign from the Board.

9. Miscellaneous.

(a) Successors and Assigns. With respect to the Company, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Shareholder, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(c) Amendments. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(e) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (x) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (y) one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service or (y) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below:

If to a Significant Holder:	To the address set forth beneath such Significant Holder’s name on Exhibit A-1 hereto.

If to the Company:	PECO II, INC. 1376 State Route 598 Galion, Ohio 44833 Fax: 419-468-9164 Attention: President & CEO

with a copy to:

Porter Wright Morris & Arthur LLP Hungtinton Center 41 South High Street Columbus, OH 43215-6194 Fax: 614-227-2100 Attention: Curtis A. Loveland

If to Shareholder:	Delta Products Corporation 4405 Cushing Pkwy. Fremont, CA 94538-6475 Attention: Yao C.H. Chou Fax: 510-498-8879

with a copy to:

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 Fax: (650) 493-6811 Attention: Aaron J. Alter, Esq.

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(f) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The parties shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) Further Assurances. From time to time, at the other party’s reasonable request and without further consideration, each party shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to effect or enforce, in the most expeditious manner practicable, the provisions of this Agreement.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

(j) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(k) Exclusive Jurisdiction. With respect to any matter based upon or arising out of this Agreement or the transactions contemplated hereby that seeks temporary or injunctive relief or specific performance, each party (a) irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware located in New Castle County, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such legal proceeding shall be final, binding and enforceable in any court of competent jurisdiction. Each party agrees not to commence any legal proceedings subject to this Section 9(k) except in such courts.

(l) Binding Arbitration.

(i) Each party irrevocably agrees and acknowledges that, subject only to Section 9(m) above, any claim, dispute, controversy or other matter based upon, arising out of or relating to this Agreement or the transactions contemplated hereby, including (i) as to the existence, validity, enforceability or interpretation of any such claim, (ii) the performance, breach, waiver or termination of any provision in dispute, (iii) any such claim in tort, or (iv) any such claim raising questions of law, in each case, whether arising before or after termination of this Agreement (each a “Disputed Claim”), shall be resolved, as between the parties, exclusively and solely by binding arbitration in accordance with Section 9(l)(ii).

(ii) Any Disputed Claim shall be resolved exclusively and solely by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and in accordance with the following: (a) there shall be three (3) arbitrators, one of whom shall be a member of the American College of Trial Lawyers (who shall chair the arbitration panel) and one of whom shall be a certified public accountant; (b) the arbitration shall take place in Wilmington, Delaware, and in no other place; (c) the arbitration shall be conducted in accordance with the procedural laws of the U.S. Federal Arbitration Act, to the extent not inconsistent with the Rules or this Section 9(l)(ii); (d) subject to legal privileges, each party shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure; (e) at the arbitration hearing, each party shall be permitted to make written and oral presentations to the arbitration panel, to present testimony and written evidence and to examine witnesses; (f) the arbitration panel shall have the power to grant temporary or permanent injunctive relief and to order specific performance; (g) the arbitration panel shall have the power to order either party to pay, or to allocate between the parties, the fees and expenses of the arbitrators and of the American Arbitration Association and to order either party to pay all or a portion of the other party’s attorneys’ fees and expenses incurred in connection with a Disputed Claim and the arbitration; and (h) the arbitration panel shall issue a written decision explaining the bases for the final ruling, and such decision shall be final and binding on the parties hereto, and not subject to appeal, and enforceable in any court of competent jurisdiction.

(m) Other Remedies; Specific Performance.

(i) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(ii) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first above written.

PECO II, INC. an Ohio corporation

/s/ JOHN G. HEINDEL

John G. Heindel,
President & Chief Executive Officer

DELTA PRODUCTS CORPORATION a California corporation

/s/ M.S. HUANG
Signature of Authorized Signatory

M.S. HUANG
Name of Authorized Signatory

PRESIDENT
Title of Authorized Signatory

[Signature page to Voting Agreement]

SIGNIFICANT HOLDERS:

/s/ MATTHEW P. SMITH
Matthew P. Smith

/s/ LINDA H. SMITH
Linda H. Smith

/s/ MATTHEW P. SMITH
Ashwood I, LLC
Matthew P. Smith

/s/ MATTHEW P. SMITH
Ashwood II, LLC
Matthew P. Smith

/s/ JAMES L. GREEN
Green Family Trust 03/16/1995,
James L. Green, Co-Trustee

/s/ M. JANET GREEN
Green Family Trust 03/16/1995,
M. Janet Green, Co-Trustee

/s/ JAMES L. GREEN
Jim Green & Mary Green TR UA 05/09/01
Green Charitable Trust,
James L. Green, Co-Trustee

/s/ M. JANET GREEN
Jim Green & Mary Green TR UA 05/09/01
Green Charitable Trust,
M. Janet Green, Co-Trustee

/s/ SANDRA A. FRANKHOUSE
Sandra A. Frankhouse

/s/ MILES A. MCINTOSH
Miles A. McIntosh

/s/ E. RICHARD HOTTENROTH
E. Richard Hottenroth

/s/ TRYGVE A. IVESDAL
Trygve A. Ivesdal

/s/ EUGENE V. SMITH
Eugene V. Smith

[Signature page to Voting Agreement]

/s/ GEORGE J. DALLAS
George J. Dallas

/s/ MARK R. MCBRIDE
Mark R. McBride

/s/ R. LOUIS SCHNEEBERGER
R. Louis Schneeberger

/s/ THOMAS R. THOMSEN
Thomas R. Thomsen

[Signature page to Voting Agreement]

Exhibit A-1

SIGNIFICANT HOLDERS

Name	Company Shares Beneficially Owned	Options to Purchase Company Shares
Matthew P. Smith c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	183,407	-76,907-

Matthew P. Smith and Linda H. Smith c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	1,441,950 (shared voting)	-0-

Ashwood I, LLC ATTN: Matthew P. Smith c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	1,000,000 (shared voting)	-0-

Ashwood II, LLC ATTN: Matthew P. Smith c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	500,000 (shared voting)	-0-

Green Family Trust 03/16/1995, James L. Green and M. Janet Green, Trustees c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	2,177,200 (shared voting)	-0-

Jim Green & Mary Green TR UA 05/09/01 Green Charitable Trust c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	75,000 (shared voting)	-0-

Sandra A. Frankhouse c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	178,812	52,144 exercisable; 100,000 non-exercisable

Miles A McIntosh c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	200,750	200,753 exercisable; 100,000 non-exercisable

E. Richard Hottenroth c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	111,727	6,477 exercisable; 15,000 non-exercisable

Name	Company Shares Beneficially Owned	Options to Purchase Company Shares
Trygve A. Ivesdal c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	128,037	89,509

Eugene V. Smith c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	505,250	6,477 exercisable; 15,000 non-exercisable

George J. Dallas c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	5,000	5,000 exercisable; 15,000 non-exercisable

Mark R. McBride c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	5,000	5,000 exercisable; 15,000 non-exercisable

R. Louis Schneeberger c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	5,000	5,000 exercisable; 15,000 non-exercisable

Thomas R. Thomsen c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	5,000	5,000 exercisable; 15,000 non-exercisable

Dennis Baughman c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	91,098	80,000 exercisable; 220,000 non-exercisable

Exhibit A-2

SHAREHOLDER

Name	Company Shares Beneficially Owned as of Effective Date	Warrants to Purchase Company Shares as of Effective Date
Delta Product Corporation 4405 Cushing Pkwy. Fremont, CA 94538-6475 Attention: Yao Chao Fax: 510-498-8879	[To be completed at Closing]	[To be completed at Closing]

Exhibit B

ASSET PURCHASE AGREEMENT